Exhibit 99

CACI Updates Fiscal Year 2014 Guidance

Conference call scheduled for April 3, 2014

ARLINGTON, Va.--(BUSINESS WIRE)--April 2, 2014--CACI International Inc (NYSE: CACI), a leading information solutions and services provider to the federal government, announced today that it is updating its Fiscal Year 2014 (FY14) annual guidance.

We are revising our guidance as a result of the impact of the continued uncertainty our customers are experiencing despite the passage of the omnibus appropriations bill in January. We continue to experience delays in contract awards for new business to CACI, lower run-rates on professional services contracts, and reductions in Afghanistan-related material purchases. We now expect revenue for FY14 to range between $3.5 billion and $3.6 billion. Net income is now expected to range between $130 million and $140 million, which includes approximately $13 million of one-time, pre-tax expenses associated with our acquisition of Six3 Systems.

According to President and Chief Executive Officer Ken Asbury, “Our lower FY14 guidance reflects reduced government spending and delays in award activity. We are disappointed that these factors have not been mitigated by the passing of the 2014 appropriations act, as we had anticipated. However, the operational performance across our company remains strong in this uncertain environment. We are seeing results from the strengthening of our business development initiatives, and we are very pleased with the progress of our integration of Six3 Systems and its performance. We remain confident in our market-driven strategy. Our commitment to winning business and delivering solutions and services aligned with our customers’ high-priority missions will enable us to continue to provide long-term value to our shareholders.”

The table below summarizes our revised FY14 guidance ranges and represents our views as of April 2, 2014:

(In millions except for earnings per share)	Current Fiscal Year 2014 Guidance	Previous Fiscal Year 2014 Guidance
Revenue	$3,500 - $3,600	$3,650 - $3,800
Net income attributable to CACI	$130 - $140	$142 - $152
Effective corporate tax rate	38%	39%
Diluted earnings per share	$5.12 - $5.51	$5.59 - $5.98
Diluted weighted average shares	25.4	25.4

Following are the key changes related to our revised FY14 guidance:

  We expect that our direct labor costs will be flat to up slightly when compared with FY13, and our other direct costs will be 7 percent to 10 percent lower than FY13.
  We expect that our indirect costs and selling expenses will be about the same as FY13, with the ongoing operating costs of Six3 Systems and the associated one-time transaction costs offset by cost efficiencies in our base business.
  We expect that our fourth quarter net income will be higher than our third quarter due to higher award fees, greater contributions by Six3 Systems, increased volume of high margin product sales, modestly higher direct labor, and lower interest expense.

Six3 Systems continues to perform consistent with our earlier expectations, and there is no change from our previous guidance with respect to depreciation and intangible amortization, net interest expense and our diluted share count.

Fiscal Third Quarter 2014

We will release our fiscal third quarter results on Wednesday, April 30, 2014 after the close of markets with a conference call scheduled for 8:30 AM ET on Thursday, May 1, 2014. We are currently developing our FY15 Plan, and plan to provide FY15 guidance at the end of June.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, April 3, during which management will make a presentation regarding this announcement. A brief question-and-answer session will follow. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 21585323. A replay of the call will also be available over the Internet, and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap 600 Index. CACI provides dynamic careers for over 15,500 employees in 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: the successful integration of our acquisition of Six3 Systems, actual revenue and earnings realized by Six3 Systems, and the performance of the Six3 Systems business; regional and national economic conditions in the United States and globally (including the impact of uncertainty regarding U.S. debt limits and actions taken related thereto); terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011 and the Bipartisan Budget Act of 2013; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Financial

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President, Investor Relations
866-606-3471
ddragics@caci.com